Exhibit 10.6

Amendment No. 2

To The

Supplemental Retirement Agreement

Between

The Bank of Hampton Roads

And

Jack W. Gibson

THIS AMENDMENT No. 2 made effective this 27th day of May, 2008, by and between THE BANK OF HAMPTON ROADS, a banking corporation organized and existing under the laws of the Commonwealth of Virginia (the “Bank”) and JACK W. GIBSON (the “Executive”).

WHEREAS, effective January 1, 1993, the Bank and the Executive entered into a Supplemental Retirement Agreement (the “Agreement”) to provide for the payment of deferred compensation by the Bank to the Executive; and

WHEREAS, on December 9, 2003, the Agreement was amended by agreement of the Bank and the Executive; and

WHEREAS, the Bank and Executive now desire to amend the Agreement, effective immediately, as follows:

1.	Section 1.04 of the Agreement is amended to read as follows:

1.04 “Change in Control” means (a) the date that any one person, or more than one person, acting as a group, acquires ownership of stock of the Parent Company that, together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of the Parent Company, (b) the date any one person, or more than one person, acting as a group, acquires (or has acquired ownership during the 12 month period ending on the date of the most recent acquisition be such person) ownership of stock of the Parent Company possessing 30% or more of the total voting power of the stock, or (c) the date a majority of the members of the Parent Company’s Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Parent Company’s Board before the date of the appointment or election.

2.	Section 1.06 of the Agreement is amended to read as follows:

1.06 “Benefit Computation Base” shall mean the average of the Executive’s compensation including bonuses (but excluding profit sharing contributions) from the Corporation and the Parent Company for his three highest compensation completed calendar years prior to the year during which the Plan Retirement Date occurs.

3.	Section 1.09 is added to the Agreement to read as follows:

1.09 “Disability” or “disability” shall mean that the Executive: (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company because of any medically determinable physical or mental impairment expected to result in death or expected to last for a continuous period of not less than 12 months.

4.	The definition of Parent Company is added as Section 1.10:

1.10	“Parent Company” shall mean Hampton Roads Bankshares, Inc.

5.	Section 3.01 is replaced as follows:

3.01 Retirement Benefit: The Executive shall receive his Normal Retirement Benefit on the first day of the month following the attainment of his Plan Retirement Date.

6.	Section 3.02 is deleted in its entirety.

7.	The first sentence of Section 3.03 is replaced with the following:

3.03 Retirement Death Benefit. The Corporation agrees that if the Executive shall die before receiving the fifteen (15) annual payments, it will continue to make such annual payments to such individual or individuals as the Executive may have designated in writing, filed with and approved by the Corporation, until the expiration of fifteen (15) years from the date such payments commence.

8.	Section 4.01 of the Agreement is amended to read as follows:

4.01       Death Prior to Retirement. In the event the Executive should die while actively employed by the Corporation at any time after January 1, 2008, but prior to Plan Retirement Date, the Corporation shall pay the greater of [a] the sum of Five Hundred Thousand Dollars ($500,000.00) in equal annual installments of Fifty Thousand Dollars ($50,000.00) for a period of ten (10) years, or [b] the Normal Retirement Benefit calculated using the Executive’s date of death as the date of his termination of employment with the Corporation, to such individual or individuals as the

Executive may have designated in writing, filed with and approved by the Corporation. The said annual payments shall begin on the first day of the third month following the Executives date of death. In the absence of any effective designation of beneficiary by the Executive, any such amounts becoming due and payable upon the death of the Executive shall be payable to his duly qualified executor or administrator, or, if none shall be appointed, as provided by applicable law.

9.	Section 5.03 is replaced as follows:

5.03 Benefits Payable When an Executive’s Services Are Terminated Following A Change in Control. If the termination of an Executive’s service occurs within twenty-four (24) months following a Change in Control, then Executive will be entitled to a lump sum payment equal to his (i) Normal Retirement Benefit increased by 50% if he has not attained his Plan Retirement Date, or (ii) the sum of his remaining installment payments increased by 50% if he has attained his Plan Retirement Date. This amount shall be paid to the Executive on the first day of the second month following the month in which such severance occurs. For example, assume that: (a) the Executive’s annual benefit is $50,000, (b) he received 5 annual installments under the terms of the plan and (c) the Change in Control occurs before the 6th annual installment. The Executive would be entitled to a lump sum payment of $750,000 which is the sum of the remaining 10 installments of $50,000 increased by 50%.

10.	Section 14.01 of the Agreement is deleted.

11.	Article Fifteen is added as follows:

15.01     Compliance with Section 409A of the Internal Revenue Code (“Code”). Any benefit, payment or other right provided by the Plan shall be provided or made in a manner, and at such time, in such form and subject to such election procedures (if any), as complies with the applicable requirements of Code section 409A to avoid a plan failure described in Code section 409A(a)(1), including without limitation, deferring payment until the occurrence of a specified payment event described in Code section 409A(a)(2). Notwithstanding any other provision hereof or document pertaining hereto, the Plan shall be so construed and interpreted to meet the applicable requirements of Code section 409A to avoid a plan failure described in Code section 409A(a)(1).

15.02 Delay in Distributions. To the extent required by Section 409A of the Code, in the event the Executive is a “specified employee” as provided in Section 409A(a)(2)B)(i) on his date of termination from employment, any amounts payable hereunder shall be paid no earlier than the first business day after the six month anniversary of the his date of termination.

Whether the Executive is a specified employee and whether an amount payable to the Executive hereunder is subject to Section 409A of the Code shall be determined by the Company.

15.03 Anti-Acceleration. The Company shall not accelerate the time over which payments shall be made to the Executive; provided, however, the Company, in its discretion, may accelerate payments under the Plan in accordance with each of the payment events contained in Treasury Regulation section 1.409A-3(j)(4)(ii) through (xiv).

12.        In all other respects, the Agreement as originally adopted and amended is hereby ratified and affirmed.

IN WITNESS WHEREOF, the Bank, by its duly authorized officer, has caused this Amendment No. 2 to be duly executed, and the Executive has hereunto set his hand and seal, as of the day and year first above written.

THE BANK OF HAMPTON ROADS

By:	/s/ Emil A. Viola
Emil A. Viola, Chairman

ATTEST:

/s/ Tiffany K. Glenn

Tiffany K. Glenn, Secretary

EXECUTIVE:

/s/ Jack W. Gibson
Jack W. Gibson

Acknowledged and Affirmed:

HAMPTON ROADS BANKSHARES, INC.

By:	/s/ Emil A. Viola
Emil A. Viola, Chairman

ATTEST:

/s/ Tiffany K. Glenn

Tiffany K. Glenn, Secretary